Exhibit 99.1

DSP Group, Inc. Reports Fourth Quarter and 2006 Earnings

Annual Revenues Increased 16% YoY

SANTA CLARA, Calif., January 24, 2007—DSP Group, Inc. (NASDAQ: DSPG), a worldwide leader in developing and providing chip-set solutions for residential wireless connectivity, announced today its results for the fourth quarter and year ended December 31, 2006.

Fourth Quarter Results:

Revenues for the fourth quarter of 2006 were $40,383,000, a decline of 5% from revenues of $42,401,000 for the fourth quarter of 2005. Net income for the fourth quarter was $1,600,000, a decline of 72% from net income of $5,708,000 for the fourth quarter of 2005. Diluted earnings per share (EPS) for the fourth quarter of 2006 were $0.06, a decline of 68% from $0.19 for the fourth quarter of 2005.

Year End Results:

Revenues for the year ended December 31, 2006, were $216,948,000, an increase of 16% over 2005 revenues of $187,225,000. Net income for 2006 was $22,379,000, a decrease of 24% from $29,473,000 for 2005. Diluted EPS for 2006 was $0.74, a decrease of 25% from $0.99 for 2005.

Pro Forma Results:

Pro forma net income and diluted EPS for the fourth quarter of 2006, excluding the impact of equity-based compensation expense as required by SFAS 123(R), were $4,740,000 and $0.16, respectively, representing a decrease of 17% and 16%, respectively, from the fourth quarter of 2005.

Pro forma net income and diluted EPS for the full year ended December 31, 2006, excluding the impact of equity-based compensation expense as required by SFAS 123(R), were $34,013,000 and $1.13, respectively, representing an increase of 15% and 14%, respectively, from the year ended December 31, 2005.

Share Buyback:

During the fourth quarter of 2006, DSP Group repurchased 995,000 shares of its Common Stock at an average price of $21.5 per share, for an aggregate price of approximately $21.4 million.

For the full year ended December 31, 2006, DSP Group repurchased 2,242,400 shares of its Common Stock at an average price of $23.55 per share, for an aggregate price of approximately $52.8 million.

The Company announced that in light of the Company’s strong cash position and its focus on shareholder value, its Board of Directors has authorized management to repurchase an additional 3.0 million shares of the Company’s common stock in open-market and privately negotiated transactions.

After giving effect to the most recent repurchases and the additional 3.0 million share repurchase authorization, approximately 3.8 million shares of the Company’s Common Stock remain authorized for repurchase under the current repurchase program approved by the Company’s Board of Directors.

Eli Ayalon, Chairman and CEO of DSP Group, stated: “Despite a temporary deceleration in the fourth quarter, 2006 was another year of growth for DSP Group. Our revenues increased by 16% as compared to 2005, and the overall financial results of the Company in 2006 reflect solid execution in a challenging environment.”

Ayalon also stated: “We have demonstrated a series of new innovative products and platforms driven by our system-on-chip solutions at the CES (Consumer Electronics Show) earlier this month in Las Vegas. We believe that our innovative products position the company at the heart of the residential communication transformation by enabling high quality in house wireless coverage for sensitive real-time multimedia applications.”

The Company believes that the pro forma presentation of net income and diluted EPS presented in this press release is useful to investors in comparing results for the quarter and year ended December 31, 2006 to the same periods during 2005, because results for the fourth quarter of and the full year 2005 did not include equity-based compensation expenses relating to SFAS 123(R). Further, the Company believes it is useful to investors to understand how the expenses associated with the application of SFAS 123(R) are reflected on its statements of income.

About DSP Group

DSP Group, Inc. is a fabless semiconductor company, offering advanced chip-set solutions for a variety of applications. DSP Group is a worldwide leader in the short-range wireless communication market, enabling home networking convergence for voice, video & data. By combining its in-house technologies of Digital Signal Processors (DSPs), portfolio of wireless communication protocols, including DECT, Bluetooth and Wi-Fi, most advanced Radio Frequency CMOS and SiGe, as well as VoIP ICs, DSP Group is a worldwide leader and a one-stop-shop for a wide range of applications. These applications include ISM band digital 900MHz, 2.4GHz and 5.8GHz telephony, European DECT (1.9GHz) telephony, Bluetooth systems for voice, data and video communication and deployment in residential, SOHO, SME, enterprise and automotive applications. DSP Group ICs provide solutions for MP3 players, VoIP Phones, Gateways, and Integrated Access Devices and are widely used in Digital Voice Recorders. More information about DSP Group is available at www.dspg.com.

Forward Looking Statements

This press release may contain statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements made by Mr. Ayalon about DSP Group’s products positioning the company at the heart of the residential communication transformation. These forward-looking statements are based on current expectations and DSP Group assumes no obligation to update this information. In addition, the events described in these forward-looking statements may not actually arise. DSP Group’s actual results could differ materially from those described in this press release as a result of various factors, including slower than expected change in the nature of the residential communications domain, unexpected delays in the introduction of new products, especially DECT products; failure to achieve broad market acceptance of existing and new products by existing and potential OEM customers; DSP Group’s inability to add new customers and develop and produce new products at competitive costs and in a timely manner; decline or fluctuations in gross margins and the effect on revenues and profitability; and general market demand for products that incorporate DSP Group’s technology in the market. These factors and other factors which may affect future operating results or DSP Group’s stock price are discussed under “RISK

FACTORS” in the Form 10-K for fiscal 2005 as well as other reports DSP Group has filed with the Securities and Exchange Commission and which are available on DSP Group’s Web site (www.dspg.com) under Investor Relations.

Earnings conference call

DSP Group has scheduled a conference call for 8:30 a.m. EDT today to discuss the financial results for the fourth quarter of 2006 and invites you to listen to a live broadcast over the Internet. The broadcast can be accessed by all interested parties through the Investor Relations section (investor message board) of DSP Group’s Web site at www.dspg.com or link to: http://ir.dspg.com./phoenix.zhtml?c=101665&p=irol-calendar

If you cannot join the call, please listen to the replay, which will be available for approximately two weeks after the call on DSP Group’s Web site or by calling the following numbers:

—US Dial-In # 1-888-286-8010 (passcode: 64548377)

—International Dial-In # 1-617-801-6888 (passcode: 64548377)

For more information, please contact Ofer Elyakim, Director of Investor Relations & Business Development, DSP Group Inc. at (408) 986-4421; or e-mail: ofere@dsp.co.il

DSP GROUP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues	$40,383	$42,401	$216,948	$187,225
Cost of revenues	24,883	23,420	128,559	101,074

Gross profit	15,500	18,981	88,389	86,151
Operating expenses:
Research and development	11,972	9,862	47,525	40,290
Sales and marketing	4,074	3,237	16,306	13,119
General and administrative	2,671	1,846	11,137	7,398

Total operating expenses	18,717	14,945	74,968	60,807

Operating income (loss)	(3,217)	4,036	13,421	25,344
Other income:
Interest and other income, net	3,366	2,830	13,198	10,166

Income before provision for income taxes	149	6,866	26,619	35,510
Income taxes	(1,451)	1,158	4,240	6,037

Net income	$1,600	$5,708	$22,379	$29,473

Net earnings per share:
Basic	$0.06	$0.20	$0.76	$1.04
Diluted	$0.06	$0.19	$0.74	$0.99

Weighted average number of shares of Common Stock used in the computation of:
Basic	28,746	28,636	29,343	28,435
Diluted	29,031	29,970	30,049	29,843

DSP GROUP, INC.

CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues	$40,383	$42,401	$216,948	$187,225
Cost of revenues	24,756	23,420	128,098	101,074

Gross profit	15,627	18,981	88,850	86,151
Operating expenses:
Research and development	10,197	9,862	41,172	40,290
Sales and marketing	3,720	3,237	14,987	13,119
General and administrative	1,631	1,846	7,146	7,398

Total operating expenses	15,548	14,945	63,305	60,807

Operating income	79	4,036	25,545	25,344
Other income :
Interest and other income, net	3,366	2,830	13,198	10,166

Income before provision for income taxes	3,445	6,866	38,743	35,510
Income taxes	(1,295)	1,158	4,730	6,037

Net income	$4,740	$5,708	$34,013	$29,473

Net earnings per share:
Basic	$0.16	$0.20	$1.16	$1.04
Diluted	$0.16	$0.19	$1.13	$0.99

Weighted average number of shares of Common Stock used in the computation of:
Basic	28,746	28,636	29,343	28,435
Diluted	29,031	29,970	30,049	29,843

The above pro forma consolidated statements of income have been adjusted to exclude the following to US GAAP reported net income:

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Reported net income per US GAAP	$1,600	$5,708	$22,379	$29,473
Adjustments:
Equity-based compensation expense included in cost of revenues	127	—	461	—
Equity-based compensation expense included in research and development	1,775	—	6,353	—
Equity-based compensation expense included in sales and marketing	354	—	1,319	—
Equity-based compensation expense included in general and administrative	1,040	—	3,991	—
Tax benefit resulting from equity-based compensation	(156)	—	(490)	—

Pro forma net income	$4,740	$5,708	$34,013	$29,473

DSP GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$37,344	$50,460
Marketable securities and cash deposits	132,170	108,928
Trade receivables, net	21,489	16,991
Inventories	14,366	12,686
Other accounts receivable	4,049	1,617
Deferred income taxes	1,516	1,227

Total current assets	210,934	191,909

Property and equipment, net	12,644	11,704

Long term marketable securities	179,368	185,828
Severance pay fund	5,689	4,419
Deferred income taxes	1,987	1,638
Other assets	3,366	4,507

Total assets	$413,988	$400,005

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,205	$12,753
Other current liabilities	28,969	33,411

Total current liabilities	41,174	46,164

Accrued severance pay	6,065	4,707

Stockholders’ equity:
Common Stock	28	29
Additional paid-in capital	216,041	188,539
Accumulated other comprehensive income	28	45
Retained earnings	195,198	179,968
Less – Cost of treasury stock	(44,546)	(19,447)

Total stockholders’ equity	366,749	349,134

Total liabilities and stockholders’ equity	$413,988	$400,005